Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 info@canopetro.com

CANO PETROLEUM ANNOUNCES FOURTH QUARTER, FISCAL YEAR 2007 RESULTS,
EARNINGS CALL AND OPERATIONS UPDATE

Revenue up 79% over prior year

Production up 84% over prior year

Proved Reserves up 47% over prior year

FORT WORTH, Texas.  September 12, 2007—Cano Petroleum, Inc. (Amex:CFW) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2007.

Fourth Quarter Results

For the three months ended June 30, 2007, Cano reported a net income applicable to common stock of $1.25 million, or $0.04 per share.  Net income benefited from the previously announced sale of the Rich Valley, Oklahoma asset which resulted in a $2.4 million after-tax gain. The Rich Valley sale is recorded in our financials as a Discontinued Operations which means that under Generally Accepted Accounting Practices the property is removed from the company’s continuing operations and reported separately in the financial statements.  This includes removing the sales/volumes reported for the current year as well as periods included for comparison. Last year in the same period Cano reported a net income of $1.23 million or $0.05 per share which included a one time $1.8 million income tax benefit from the Texas Margin Tax enacted during the quarter.

Revenue for the three month period ended June 30, 2007, was $8.64 million, up 26% compared to $6.86 million for the same period last year.  In the period, Cano’s sales were 79 MBbls of oil and 350 MMcf of natural gas, or 137 MBOE.  This represents a 25% increase when compared to the quarter ended June 30, 2006, and is up 19% from this year’s previous quarter, adjusted for the Rich Valley divesture.  As we mentioned in an earlier press release, June production was adversely impacted by heavy rains and electrical storms in Texas and Oklahoma.  As a result, Cano lost about 2,100 BOE sales/production in the quarter.  During the fourth fiscal quarter, the average prices the Company received for its oil and natural gas were $62.59 per barrel of oil and $10.52 per Mcf of gas, or $62.81 per BOE.  For the same period ending June 30, 2006, oil sales were 67 MBbls at an average price of $68.85 per barrel, and natural gas sales were 257 MMcf at an average price of $8.76 per Mcf, or 110 MBOE at an average price of $62.48 per BOE.

Fiscal Year Results

For the fiscal year ended June 30, 2007, Cano reported a net loss of $3.96 million, or $0.13 per average diluted share.  Included in the loss was net income of $2.64 million recorded in Discontinued Operations reflecting the sale of the Rich Valley, Oklahoma asset.  Without the one time gain on the asset sale, the loss would have been $6.6 million or $0.22 per share.  For the fiscal year ended June 30, 2006, Cano recorded a net loss of $1.8 million, or $0.08 per diluted share; the loss would have been $3.7 million without the revisions to the Texas Margin Tax.

Revenue for the fiscal year ended June 30, 2007, was $28.4 million, up 79% compared to $15.9 million for the fiscal year ended June 30, 2006. The increase reflects the benefit of 12 months of production in the Panhandle and Pantwist fields, which were acquired in FY 2006, and the increased production from the Barnett Shale.  For the fiscal year ended June 30, 2007, Cano’s sales were 274 MBbls of oil and 1,313 MMcf of natural gas, or 493 MBOE, an 84% increase when compared to the fiscal year ended June 30, 2006.  During the current fiscal year reporting period, the average prices the Company received for its oil and natural gas were $61.95 per barrel and $8.67 per Mcf, or $57.55 per BOE, excluding $963 thousand in hedge reimbursements primarily for natural gas.  For the prior fiscal year ending June 30, 2006, oil sales were 180 MBbls at an average price of $63.32 per barrel and natural gas sales were 531 MMcf at an average price of $8.38 per Mcf, or 268 MBOE at an average price of $59.03 per BOE, excluding $541 thousand in hedge reimbursements entirely for natural gas.

Operating expenses increased to $30.6 million compared with $17.0 million last year.  On a BOE basis, lease operating expense decreased slightly to $21.78 from $22.41 due to higher volumes.  Production and ad valorem taxes also reflect the increase in production volumes.  General and administrative expense included higher cost for litigation expense of $1.6 million, implementation cost for Sarbanes Oxley, and other accounting services of $800 thousand and increased employee headcount of $1.4 million.  Depletion and depreciation expense increased from $1.8 million to $4.3 million primarily due to the higher production volumes; the depletion rate increased to $7.08 per barrel from $5.84 per barrel resulting from the Cato acquisition and drilling.

Interest expense for the year was $2.6 million, essentially the same level as last year.  This year there is a preferred stock dividend of $3.1 million on the private placement executed in September of 2006.  Dividends on the preferred stock are included in the net loss applicable to common stock.  Of the $3.1 million dividend, 55 percent or $1.7 million are payment-in-kind and the remaining balance is paid in cash.

Reserves

Based on the reserve report prepared by independent engineers dated July 1, 2007, we had estimated total proved reserves of 66.7 MMBOE compared with last year’s reserves of 45.4 MMBOE.  This represents a 47% increase.  The increase came primarily from development of the Barnett Shale gas formation in the Desdemona field and the acquisition of the Cato field, a New Mexico property that gives us access to the San Andres formation.  Cano’s all-in finding and development cost was approximately $2.38 per BOE, including the Cato acquisition. Capital expenditures for the year were approximately $53 million including $10 million for the Cato acquisition and workover activity, $22 million in Desdemona reflecting the Barnett Shale play and waterflood drilling, $14 million for the Panhandle waterflood program, $3 million in the Nowata field preparing for the Surfactant Polymer injection and the balance spent equally in the Davenport and Corsicana fields.

Financial Data

Detailed financial data including the income statement, balance sheet and current hedge positions are included in the following pages.  On September 7, under the terms of our credit agreement, the lenders (Union Bank of California and Natixis) approved an increase in our borrowing base from $44 million to $60 million.  At June 30, 2007 Cano had $6.0 million in restricted cash on the Balance Sheet which represented proceeds in a policy limits settlement with our insurance carrier.  The availability of the cash was restricted to legal fees, judgments and settlements pertaining to pending fire litigation.  The latest amendment to the credit agreement relaxes the uses of the cash to include general corporate purposes.  With this modification, Cano may use the cash to cover corporate expenditures including general and administrative expenses.

Management Comments

Jeff Johnson, Cano’s Chairman and CEO, stated, “FY 2007 has been a transition year for Cano.  At the beginning of the year we set out to execute our plan of development for our assets. The $81 million private placement in September enabled us to launch a development program that entailed drilling 80 wells which included the Barnett Shale gas play, waterflood patterns in the Panhandle and Desdemona fields, the acquisition of water rights for the flood in the Panhandle, and the near completion of the construction for our Nowata ASP pilot program.  Cano is now poised to continue this momentum with an aggressive Capital Program in 2008.”

Operations Update

Panhandle Properties: We are progressing with the execution of our waterflood development plan at the Cockrell Ranch Unit of the Panhandle Field.  We were granted our Phase I waterflood injection permits from the Texas Railroad Commission in February, 2007.  We have had two drilling rigs running in the field since April, 2007 and have drilled and completed 60 waterflood replacement wells in our Phase I and Phase II development patterns. There are 10 replacement wells which must be drilled in order to complete Phase III.  We commenced water injection into the Cockrell Ranch Unit waterflood at the Panhandle field on July 5, 2007.  At the present time, we have a total of 34 injection wells moving water into the Brown Dolomite formation at roughly 24,000 Barrels Per Day. As we continue bringing additional injection wells on, we anticipate achieving the full 75 well injection pattern by the end of October, 2007, with a maximum injection rate of 52,500 Barrels Per Day. Preliminary response from the waterflood is still anticipated in December, 2007.  Full waterflood development over the remaining 11,000+ net acres of the Panhandle Properties is anticipated to begin once the initial response data is available.

New Mexico Properties — Cato Field.  We completed the acquisition of the Cato Fields on March 30, 2007.  Proved reserves as of June 30, 2007 attributable to the New Mexico Properties are 9,112 MBOE, of which 224 MBOE are proved developed and 624 MBOE are proved non-producing with 8,264 MBOE proved undeveloped.  Current production is approximately 100 BOEPD.  We acquired about 20,000 acres and three fields in Chavez and Roosevelt Counties, New Mexico.  The prime asset is the 15,000 acre Cato Field, which produces from the historically prolific San Andres formation.  This formation has been successfully waterflooded in the Permian Basin for over 30 years.  We believe that the Cato Field is the largest San Andres field in the Permian Basin that has never been flooded. There were two successful waterflood pilots conducted in the field in the 1970’s by Shell and Amoco.  This field was unitized by Kelt Oil in 1990.  Currently, secondary recovery permits are in place and there now exists a water supply pipeline to an adjacent field as well as a CO-2 pipeline located four miles from the site.  This field contained close to 100 MMBOE of original oil in place (“OOIP”), based upon previous third-party engineering and geologic studies.  Primary production to date is 16 MMBOE or 16%.  The mean recovery estimated in a report generated by Texas A&M University, based upon their studies of 22 San Andres waterflood recoveries in the Permian Basin, is 38% of OOIP.  As described below, $5 million of capital is being re-deployed to this field from the Desdemona Barnett Shale which brings the revised FY 2008 capital budget to $15 million for this program.  The capital spending amount is being increased based on better than expected initial results from return-to-production (“RTP”) workovers and re-frac stimulations performed in the field.  Cano has a three pronged approach to develop the San Andres formation in this field:

1.                  Return-to-Production and Re-frac stimulations: Cano has worked over 20 idle wells and has RTP 10 wells to date. We plan to RTP between 60-80 wells during the course of the year. We have deployed re-frac stimulations on four RTP wells in the field.  Production responses of between 15-25 BOEPD per well have been achieved.  The estimated cost for the frac stimulations is under $50M per well.  It is our goal to re-frac up to 25 of the RTP wells during the course of the year.

2.                  New Well Drilling: One drilling rig has been contracted to drill 11 new 40-acre spaced wells in areas of the field that have not been developed. The first well is expected to spud in October, 2007 with estimated drilling and completion costs of $350M per well.

3.                  20-Acre Infill Drilling: One drilling rig has been contracted to drill 21 new 20-acre infill wells in an area of the field that had a prior waterflood pilot. We expect the first well to be spud in November of 2007.  The field contains roughly 200, 20-acre infill, locations. Initiation of Phase I of the waterflood at Cato is scheduled for second calendar quarter, 2008.

Desdemona Properties:

Desdemona Properties — Waterflood:  We have drilled and completed 11 required replacement wells to initiate the development of the Duke Sand waterflood at Desdemona.  Procurement and infrastructure development of the waterflood facilities is complete. We have received a preliminary approval of our waterflood permit from the Texas Railroad Commission and expect to initiate water injection within the next 30 days.  Cano anticipates an initial waterflood response in the first calendar quarter of 2008.

Desdemona Properties — Barnett Shale:  As we previously reported in our Operational Update on July 16, 2007, severe storms and flooding in the Desdemona Field in late June and early July of 2007 curtailed our Barnett Shale production to one-half previous levels.  Equipment repairs and well re-works were completed in July, 2007 and production was restored to prior levels of 1.4 MMCFD in August, 2007.  We have drilled and completed 4 horizontal wells out of the announced FY 2008 Budget.  The four new wells are currently flowing back load and are under evaluation.

In response to currently low natural gas prices, Cano has elected to defer the drilling program in the Barnett Shale. Of the remaining capital amount of $15 million committed to this program, $5 million will be re-directed to the Cato Field and the balance of $10 million will be committed to the Barnett Shale program once natural gas prices improve.

Nowata Properties:  Cano’s Tertiary Recovery Pilot project at the Nowata Field is underway.   The ASP pilot plant, associated equipment and supplies were installed and tested during July and August of 2007. ASP Pilot operations will begin by mid-October, 2007.  Response is anticipated in the first calendar quarter of 2008.

Corsicana Properties:  We have drilled and completed 16 pattern replacement wells and plan to reinstate a prior waterflood in this field. We received the required permits to inject water in June of 2007. Currently, we are planning to reinstate the waterflood in September, 2007.  As we previously mentioned, we have been pleased with the remaining oil saturations in this field, and coupled with the prior successful polymer pilot in this field in the 1980’s, we believe this field is a prime ASP candidate. Once the waterflood response and laboratory results are analyzed, we anticipate evaluating an ASP Pilot in the field in calendar year, 2008.

Jeff Johnson, Cano’s CEO, notes on the Operation Update: “We feel it is prudent to defer our Barnett Shale drilling program at Desdemona given the current low gas price environment.”  He adds, “We are fortunate to have an outstanding asset like the Cato Field to re-direct capital into.  This oil field has outstanding potential for economic returns and upside.  We have also made tremendous progress on our major waterflood project in the Panhandle and are on track to see results by the end of the year.”  Mr. Johnson continues, “The waterflood at Desdemona will be initiated within 30 days and our tertiary recovery project at Nowata, utilizing ASP, should be at full injection by mid-October.  We are truly positioned to see favorable results from these four major projects within this fiscal year.”

Earnings Call

The Company will hold an earnings call to discuss fiscal fourth quarter and year end 2007 results and provide an update on its operations on Thursday, September 13, 2007, at 11:00 A.M. Eastern Time (10:00 A.M. Central Time).

Interested parties can participate in the call by dialing 866-770-7051.  For calls outside the U.S., parties may dial 617-213-8064.  The passcode is 44907202.  This call is being webcast by Thomson/CCBN and can be accessed at Cano’s website at www.canopetro.com.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  Cano uses “non-proved reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC.  Investors are also urged to consider closely the disclosures in Cano’s Form 10-K for the fiscal year ended June 30, 2007, available from Cano by calling 866-314-2266.  This form also can be obtained from the SEC at www.sec.gov.

# # #

FINANCIAL STATEMENTS AND SCHEDULES FOLLOW

CANO PETROLEUM CORPORATION

Operating Revenue Summary

Three- and twelve months Ended June 30, 2007 and 2006

See Form 10-K and accompanying notes to these audited financials

CANO PETROLEUM CORPORATION

Consolidated Balance Sheet June 30, 2007

See Form 10-K and accompanying notes to these audited financials

CANO PETROLEUM CORPORATION

Consolidated Statements of Operations

Three- and twelve months Ended June 30, 2007 and 2006

See Form 10-K and accompanying notes to these audited financials

CANO PETROLEUM, INC.

Operational Revenue Summary

	Quarter Ended June 30,		Increase	Fiscal Year Ended June 30,		Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)

Operating Revenues	$8,636,840	$6,857,696	$1,779,144	$28,353,026	$15,860,562	$12,492,464

Sales
- Oil (MBbls)	79	67	12	274	180	94
- Gas (MMcf)	350	257	93	1,313	531	782
- Total (MBOE)	137	110	27	493	268	225

Average Price
- Oil ($ / Bbl)	$62.59	$68.85	$(6.26)	$61.95	$63.32	$(1.37)
- Gas ($ / Mcf)	$10.52	$8.76	$1.76	$8.67	$8.38	$0.29

Hedging Schedule

Time Period	Floor Oil Price	Barrels per Day	Floor Gas Price	Gas Mcf per Day	Barrels of Equivalent Oil per Day
1/1/06 – 12/31/06	$60	534	$8.50	1,784	832
6/1/06 – 12/31/06	$60	79	$7.60	690	194
1/1/07 – 12/31/07	$55	507	$8.00	1,644	781
1/1/07 – 12/31/07	$60	72	$7.60	658	182
1/1/08 – 12/31/08	$55	479	$7.50	1,534	735
1/1/08 – 12/31/08	$60	66	$7.60	592	164
1/1/09 – 4/30/09	$60	59	$7.60	559	152
1/1/09 – 12/31/09	$55	395	$7.60	1,644	668
1/1/10 – 6/30/10	$55	365	$7.00	1,657	641

See Form 10-K and accompanying notes to these audited financials

CANO PETROLEUM, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$2,119,098	$644,659
Accounts receivable	4,081,498	3,563,649
Derivative assets	810,174	1,176,959
Prepaid expenses	309,216	205,349
Inventory	292,405	396,081
Other current assets	135	641,759
Total current assets	7,612,526	6,628,456

Oil and gas properties and equipment, successful efforts method	189,842,882	138,066,641
Less accumulated depletion and depreciation	(6,201,635)	(2,319,780)
Net oil and gas properties	183,641,247	135,746,861

Fixed assets and other, net	1,547,875	2,081,763
Restricted cash	6,000,000	—
Derivative assets	1,881,800	1,705,855
Goodwill	785,796	785,796
TOTAL ASSETS	$201,469,244	$146,948,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,508,795	$2,304,198
Oil and gas sales payable	1,345,537	1,399,047
Accrued liabilities	1,421,484	321,183
Taxes payable	450,062	419,692
Current portion of asset retirement obligations	264,140	19,809
Total current liabilities	10,990,018	4,463,929
Long-term liabilities
Long-term debt	33,500,000	68,750,000
Asset retirement obligations	2,150,930	1,587,569
Deferred tax liability	32,371,000	31,511,000
Deferred litigation credit	6,000,000	—
Total liabilities	85,011,948	106,312,498

Temporary Equity
Series D convertible preferred stock and paid-in-kind dividend; par value $.0001 per share, stated value $1,000 per share; 49,116 authorized and 49,116 shares issued in 2007; liquidation preference of $50,862,925 and zero, respectively.	47,596,061	—

Commitments and contingencies
Stockholders' equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 33,956,392 and 26,987,941 shares issued in 2007 and 2006, respectively; and 32,688,098 and 25,719,647 shares outstanding in 2007 and 2006.	3,268	2,572
Additional paid-in capital	85,238,490	53,054,812
Accumulated deficit	(15,809,791)	(11,850,419)
Treasury stock, at cost; 1,268,294 shares	(570,732)	(570,732)
Total stockholders' equity	68,861,235	40,636,233
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$201,469,244	$146,948,731

See accompanying notes to these consolidated financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2007	2006	2007	2006
Operating Revenues:
Crude oil and natural gas sales	$8,636,840	$6,857,696	$28,353,026	$15,860,562

Operating Expenses:
Lease operating expenses	2,945,829	2,576,122	10,885,393	6,240,986
Production and ad valorem taxes	729,876	570,582	2,465,191	1,153,775
General and administrative, including stock compensation	4,004,950	2,573,528	12,755,524	7,622,508
Depletion and depreciation	1,225,811	855,687	4,305,696	1,847,217
Accretion of discount on asset retirement obligations	50,813	27,658	140,129	90,492
Total operating expenses	8,957,279	6,603,577	30,551,933	16,954,978

Income (loss) from operations	(320,439)	254,119	(2,198,907)	(1,094,416)

Other income (expense):
Unrealized loss on commodity derivatives	(19,964)	(335,151)	(1,810,000)	(3,245,588)
Realized Gain on hedge contracts	104,160	399,875	962,559	540,871
Interest expense	(293,902)	(1,253,280)	(2,559,619)	(2,426,321)
Interest income and deductions, net	146,660	2,136	253,026	124,467
Total other income (expense)	(63,046)	(1,186,420)	(3,154,034)	(5,006,571)

Loss from continuing operations before income taxes	(383,485)	(932,301)	(5,352,941)	(6,100,987)
Deferred Income tax benefit	172,978	2,076,743	1,918,551	3,771,083

Loss from continuing operations	(210,507)	1,144,442	(3,434,390)	(2,329,904)
Income from discontinued operations, net of tax of $1,487,551 in 2007 and $273,083 in 2006	2,424,851	86,655	2,644,534	485,480
Net income (loss)	2,214,344	1,231,097	$(789,856)	$(1,844,424)

Preferred stock dividend	966,971	—	3,169,516	—
Preferred stock discount	—	—	—	—

Net loss applicable to common stock	$1,247,373	$1,231,097	$(3,959,372)	$(1,844,424)

Net loss per share - basic and diluted	$0.04	$0.05	$(0.13)	$(0.08)

Weighted average common shares
outstanding - Basic and diluted	32,568,647	24,187,966	30,758,441	22,364,099

See Form 10-K and accompanying notes to these audited financials

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.